                                  EXHIBIT 11

                      AMERICAN BUSINESS INFORMATION, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            1996     1995     1994
                                                           -------  -------  -------
Average shares outstanding..............................    21,033   20,738   20,678
Net additional common equivalent shares (1).............       341      632      174
                                                           -------  -------  -------

Average number of common and common equivalent
shares outstanding......................................    21,374   21,370   20,852
                                                           =======  =======  =======

Net income for per share computation (1)................   $ 3,819  $14,346  $12,824
                                                           =======  =======  =======

Net income per average common and common
equivalent share outstanding............................   $  0.18  $  0.67  $  0.62
                                                           =======  =======  =======

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(1)  This calculation is submitted in accordance with Regulation S-K item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 percent.